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For more information contact:
Barbara Bolens  414-438-6940


FOR IMMEDIATE RELEASE

BRADY CORPORATION INCREASES F'05 GUIDANCE


MILWAUKEE (July 27, 2004) -- Brady Corporation (NYSE:BRC), a world leader in identification products announced today that it is increasing guidance for fiscal 2005 to $725 to $745 million in sales with net income of $56 to $59 million and earnings per diluted Class A Common Share of $2.28 to $2.40. These estimates include the Company's acquisition of Emed Co. in the fiscal 2004 fourth quarter.

        "In fiscal 2005, we plan to increase our investment in research and development by focusing on specific programs which will provide new products and increased capability to support our organic growth plans," said Frank Jaehnert, Brady president and chief executive officer. "We also intend to continue our focus on acquisitions and our cost control efforts, in particular relating to our Selling, General and Administrative costs."

     "Now that we have completed our financing package and finalized the integration and operating plans for Emed, we can better estimate the impact this will have on our results. We expect Emed will add about $55 million in sales with accretion of between $0.25 to $0.30 per share in fiscal 2005," said David Mathieson, Brady vice president and chief financial officer. "In addition, in F'04 we expect Emed to contribute approximately an additional $10 million to our previous top line guidance of $645 to $655 million, and we continue to estimate net income of $47 to $49 million for F'04."

     Brady will announce its fiscal 2004 fourth quarter and year-end results on September 15, 2004.

     Brady is an international manufacturer and marketer of identification and materials solutions, with products including labels, signs precision die-cut materials, printing systems, software, and label-application and data-collection systems for electronics, telecommunications, manufacturing, electrical and a variety of other markets. Founded in 1914, Brady is headquartered in Milwaukee and employs about 4,000 people in operations in the United States, Europe, Asia/Pacific, Latin America and Canada. More information is available on the Internet at www.bradycorp.com.

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This news release contains forward-looking information, as defined in the
Private Securities Litigation Reform Act of 1995. Forward-looking information in this release involves risks and uncertainties, including, but not limited to, domestic and international economic conditions and growth rates; fluctuations in currency exchange rates for international currencies versus the U.S. Dollar; the successful implementation of a new enterprise-resource-planning system; the ability of the company to acquire, integrate and achieve anticipated synergies from new businesses; the ability of the company to adjust its cost structure to changes in levels of sales and product mix in a timely manner; variations in the economic or political conditions in the countries in which the company does business; technology changes; and the continued availability of sources of supply. Brady cautions that forward-looking statements are not guarantees, since there are inherent difficulties in predicting future results, and that actual results could differ materially from those expressed or implied in forward-looking statements.